Exhibit 99.1

         PLX Technology Announces New Chief Financial Officer

      Veteran Semiconductor Executive Arthur O. Whipple Joins I/O
                     Interconnect Solutions Leader


    SUNNYVALE, Calif.--(BUSINESS WIRE)--Jan. 18, 2007--PLX Technology, Inc. (NASDAQ:PLXT), the leading global supplier of PCI Express(R) (PCIe(R)) and other standard I/O interconnect solutions, today announced that Arthur O. Whipple, a veteran semiconductor-industry executive with more than 30 years of experience, will join the Company as chief financial officer February 12, 2007. Whipple will be responsible for PLX's finance, treasury, and investor relations functions, and will report to Michael Salameh, PLX(R) president and chief executive officer.

    "I am excited to have Art join our executive team," said Salameh. "In addition to his extensive financial background in the semiconductor industry, he has considerable engineering and general management experience. As we continue to grow the company, Art's broad capabilities will be a significant asset to our team. In addition to leading the finance function, his extensive experience allows him to be a key business partner in the strategic decisions and programs of the company.

    "I am also very grateful to Stephen Loh, our director of finance and corporate controller, for doing an outstanding job as interim CFO during the past six months. Stephen will continue to serve as director of finance and corporate controller, reporting to Art."

    "With its leadership in the PCI Express standard, PLX is well positioned for long-term growth," said Whipple. "I am looking forward to joining PLX and making a contribution, both as the CFO and as a business partner to the executive team."

    Whipple was most recently vice president of finance, chief financial officer and secretary at Silicon Storage Technology, Inc., a fabless manufacturer of flash memory-based integrated circuits. He was previously with QuickLogic(R) Corp., a fabless manufacturer of field programmable logic products and embedded standard products, where he served initially as its vice president of finance, chief financial officer and secretary, then as vice president and general manager of its logic products business unit. Prior to QuickLogic, Whipple was vice president of engineering for ILC Technology, a manufacturer of high-performance lighting products, and also as vice president of finance and operations of its subsidiary, Precision Lamp. Earlier in his career, Whipple served in financial and engineering roles at other semiconductor manufacturing companies, including Westinghouse Electric, Fairchild Semiconductor, and Monolithic Memories. He holds a bachelor's of science degree in electrical engineering from the University of Washington, and a master's degree in business administration from Santa Clara University.

    About PLX Technology

    PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is the world's leading supplier of PCI Express and other standard I/O interconnect semiconductors to the communications, server, storage, embedded-control, and consumer markets. The company provides a competitive advantage through an integrated combination of experience, high-performance silicon, hardware and software design tools, and global partnerships. These innovative solutions enable our customers to develop equipment with industry-leading performance, scalability and reliability that allows them to bring designs to market faster.

    PLX Technology and the PLX Technology logo are registered trademarks of PLX Technology, Inc. All other product names that appear in this material are for identification purposes only and are acknowledged to be trademarks or registered trademarks of their respective companies. Other names and brands may be claimed as the property of others.

    CONTACT: PLX Technology
             Michael Salameh, 408-774-9060
             msalameh@plxtech.com
             or
             CommonGround Communications (for PLX)
             Jerry Steach, 415-222-9996
             jsteach@plxtech.com